Exhibit 4.2

Execution Version

1.300% SENIOR NOTES DUE 2025

ELEVENTH SUPPLEMENTAL INDENTURE

between

BAXTER INTERNATIONAL INC.,

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of May 30, 2017

i

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of May 30, 2017 (the “Supplemental Indenture”), between Baxter International Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as Trustee, under the Indenture, dated as of August 8, 2006 (the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Indenture;

WHEREAS, the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form and terms of any series of Securities (as defined in the Indenture) as provided by Sections 2.01 and 3.01 of the Indenture;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Securities provided for in this Supplemental Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities (as defined in the Indenture) to be known as the 1.300% Senior Notes due 2025 (the “Notes”), the form, substance, terms, provisions and conditions of which shall be set forth in the Indenture and this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Securities provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01.    Definition of Terms. Unless the context otherwise requires:

(a)    a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;

(b)    a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)    the singular includes the plural and vice versa;

(d)    a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;

(e)    headings are for convenience of reference only and do not affect interpretation;

(f)    the following terms have the meanings given to them in this Section 1.01(f):

“Additional Amounts” shall have the meaning set forth in Section 4.01.

“Clearstream, Luxembourg” means Clearstream Banking S.A. and any successor thereto.

“Closing Date” means May 30, 2017.

“Common Depositary” means the common depositary for Euroclear and Clearstream, Luxembourg that is designated to act as the depositary for the Global Notes. The initial Common Depositary shall be The Bank of New York Mellon, London Branch, until a successor shall have been appointed by the Company, and thereafter, “Common Depositary” shall mean or include such successor.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Definitive Notes” shall have the meaning set forth in Section 2.07.

“euro(s)” or “€” means the single currency introduced at the third stage of the European Monetary Union pursuant to the treaty establishing the European Community, as amended.

“Euroclear” means Euroclear Bank SA/NV and any successor thereto.

“Exchange Date” shall have the meaning set forth in Section 2.07.

“Global Notes” shall have the meaning set forth in Section 2.05(c).

“Initial Notes” means (i) all Notes issued on the first date that Notes were originally issued under this Supplemental Indenture and (ii) any Notes issued in replacement therefor.

“Interest Payment Date” shall have the meaning set forth in Section 2.04.

“Notes” shall have the meaning set forth in the recitals above and shall include any Global Note.

“Paying Agency Agreement” means the Paying Agency Agreement, dated as of May 30, 2017, by and among the Company, The Bank of New York Mellon, London Branch, as Paying Agent and The Bank of New York Mellon Trust Company, N.A., as Trustee and Registrar.

“Paying Agent” means The Bank of New York Mellon, London Branch.

“Payment Business Day” means any day that is (i) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and the City of London and, in the case of Definitive Notes only, the relevant place of presentation and (ii) a day on which the TARGET 2 System is open for the settlement of payment in euros.

“Record Date” means the date that is (i) in the case of Notes represented by a Global Note, the clearing system business day (which, for these purposes, is a day on which Euroclear and Clearstream, Luxembourg settle payments in euros) immediately prior to the relevant Interest Payment Date and (ii) in all other cases, 15 calendar days prior to the relevant Interest Payment Date (whether or not a business day).

“Registrar” shall have the meaning set forth in Section 2.14.

“TARGET 2 System” means the Trans-European Automatic Real-Time Gross Settlement Express Transfer (TARGET 2) System (or any successor thereto).

“U.S. dollar” or “$” means the lawful currency of the United States of America.

ARTICLE 2

The Notes

Section 2.01.    Designation. The Company hereby establishes a series of Securities designated the “1.300% Senior Notes due 2025” for issuance under the Indenture.

Section 2.02.    Principal Amount; Series Treatment.

(a)    The Notes shall be initially limited to an aggregate principal amount of €600,000,000. The Company may, from time to time, without the consent of the Holders of the Notes, issue additional Notes, so that such additional Notes and the outstanding Notes will be consolidated together and form a single series of Securities under the Indenture as supplemented by this Supplemental Indenture. Any increase in the aggregate principal amount of Notes shall be evidenced by an Officers’ Certificate to be delivered to the Trustee, without any further action by the Company.

(b)    Any additional Notes issued under Section 2.02(a) shall have the same terms in all respects as the corresponding series of Notes, except that interest will accrue on the additional Notes from the most recent date to which interest has been paid on the Notes (other than the additional Notes) or if no interest has been paid on the outstanding Notes from the first date that the outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.

(c)    For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes, or additional Notes issued under Section 2.02(a), shall constitute one series of Securities and shall vote together as one series of Securities.

(d)    The Notes shall be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Section 2.03.    Maturity. The Notes will become due and payable on May 30, 2025.

Section 2.04.    Interest. Interest on the Notes will accrue at a rate of 1.300% per annum, from May 30, 2017 until the principal thereof becomes due and payable or to the date of redemption or repurchase (if any) of the Notes, such interest to be payable annually in arrears on May 30 of each year (each, an “Interest Payment Date”), beginning on May 30, 2018, to the Holders of record of the Notes as of the close of business on the Record Date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from May 30, 2017, if no interest has been paid on the Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).

Section 2.05.    Form of Notes.

(a)    The Notes shall contain the terms set forth in, and shall be substantially in the form of, Exhibit A attached hereto. The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture. In the event of a conflict between the provisions of the Indenture and the terms set forth in the Notes, the terms set forth in the Notes shall prevail.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the Authorized Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, or as may be required by the Common Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(b)    So long as the Notes are eligible for book-entry settlement with Euroclear and Clearstream, Luxembourg, or unless otherwise required by law, or otherwise contemplated herein, the Notes shall be represented by one or more Notes in global form registered in the name of the Common Depositary or the nominee of the Common Depositary.

(c)    The Notes shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “Global Notes”). The Global Notes will be registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Except as provided in this Supplemental Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of Definitive Notes and will not be considered Holders of such Global Note.

Section 2.06.    Transfer Restrictions. The following provisions shall apply only to a Global Note:

(i)    Each Global Note authenticated under this Supplemental Indenture shall be registered in the name of a nominee of, and deposited with, the Common Depositary, and each such Global Note shall constitute a single Note, for all purposes of the Indenture and this Supplemental Indenture.

(ii)    Global Notes may only be transferred, in whole or in part, to, and registered in the name of, the Common Depositary or a nominee thereof.

Section 2.07.    Exchange of Global Notes for Definitive Notes. The Company will issue Notes in definitive form (“Definitive Notes”) upon surrender of any Global Note in accordance with its terms only if:

(a)    an Event of Default has occurred and is continuing; or

(b)    either Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days or more (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system satisfactory to the Trustee is available; or

(c)    the Company would suffer a disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Euroclear and/or Clearstream, Luxembourg which would not be suffered were the Notes in definitive form and a certificate to such effect signed by an authorized signatory of the Company is given to the Trustee.

In the case of (a) or (b) above, the Holder of a Global Note (acting on behalf of one or more of the accountholders) or the Trustee may give notice to the Company and, in the case of (c) above, the Company may give notice to the Trustee and the Holders of Notes, of its intention to exchange a Global Note for Definitive Notes on or after the Exchange Date (as defined below).

For these purposes, “Exchange Date” means a day specified in the notice requiring exchange falling not less than 60 days after that on which the notice requiring exchange is given and being a day on which banks are open for general business in London, the place in which the specified office of the Trustee is located and, except in case of exchange pursuant to (b) above, in the place in which Euroclear and Clearstream, Luxembourg are located.

In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Holder of the relevant Global Notes; provided that the denomination of any Definitive Notes may not, at any time, be less than €100,000.

Neither the Company nor the Trustee will be liable for any delay by the Holder of the relevant Global Notes identifying the Holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from Euroclear or Clearstream, Luxembourg for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Definitive Notes to be issued).

Section 2.08.    Authentication, Registration and Delivery of Notes. In the event of an exchange of Global Notes for Definitive Notes in accordance with the terms hereof, on or after the Exchange Date, the Holder of the Global Note may, or, in the case of Section 2.07(c), shall, surrender it to or to the order of the Trustee or Registrar. In exchange for the Global Note, the Company shall deliver or cause to be delivered to, or to the order of, the Trustee, as soon as reasonably practicable before the exchange is due to take place, Definitive Notes, security printed in accordance with any applicable legal and stock exchange requirements, in aggregate principal amount of the Notes represented by the Global Notes to be issued in exchange for the Global Notes. Each Definitive Note so delivered shall be duly executed on behalf of the Company.

The Company authorizes and instructs the Trustee, and the Trustee agrees, to authenticate the Definitive Notes delivered pursuant to this Section 2.08 and any other Notes issued pursuant to the Indenture and this Supplemental Indenture upon delivery of a written order from the Company, an Officers’ Certificate and an Opinion of Counsel. The Company authorizes and instructs the Registrar to register such Notes in the Security Register in accordance with Section 2.14.

The Company authorizes and instructs the Registrar to cause the Global Notes to be exchanged for Definitive Notes in accordance with their terms. Upon the exchange of the Global Notes for Definitive Notes, such Global Notes shall be cancelled by the Trustee.

Definitive Notes issued in exchange for a Global Note shall be registered in such names and in such authorized denominations as the Trustee for such Global Notes shall instruct the Registrar. The Registrar shall deliver such Notes to the Persons in whose names such Notes are so registered.

The Trustee and the Registrar shall cause all Notes delivered to and held by them under this Supplemental Indenture to be maintained in safe custody and shall ensure that the Definitive Notes are issued only in accordance with the terms of the Global Notes, the Indenture and this Supplemental Indenture.

So long as any of the Notes are outstanding, the Registrar shall, within seven days of any request by the Company, certify to the Company the number of Definitive Notes held by it under this Supplemental Indenture.

Section 2.09.    Transfers and Exchanges. The Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 3.05 of the Indenture. Transfers of any interests in Notes represented by a Global Note within Euroclear and Clearstream, Luxembourg will be effected in accordance with the customary rules and operating procedures of Euroclear or Clearstream, Luxembourg, as applicable.

Section 2.10.    Issuance in Euros. Principal, premium, if any, and interest payments and Additional Amounts, if any, in respect of the Notes will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default. The Trustee will not be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Section 2.11.    Payment. The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest and Additional Amounts, if any), in euros, except as provided in Section 2.10, by wire transfer of immediately available funds to the account specified by the Paying Agent. At its option, the Company may cause payments in respect of Definitive Notes to be made by (1) check mailed to the address of the person entitled thereto as such address shall appear in the Security Register on the Record Date or (2) wire transfer as directed by the Holder of the relevant Notes, in immediately available funds to accounts maintained by the Holder of Notes or its nominee; provided that in the case of a Definitive Note (x) the Holder thereof shall have provided written wiring instructions to the Paying Agent on or before the related Record Date and (y) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check mailed to the address of such Holder specified in the Security Register on the Record Date. With respect to Definitive Notes, payments of principal at maturity and payments upon full redemption will be made by the Company against surrender of the relevant Definitive Note at the office of the Paying Agent.

If the principal of or any premium or interest or Additional Amounts on the Notes or amounts payable upon any redemption of the Notes is payable on a day that is not a Payment Business Day, the payment will be made on the following Payment Business Day without the accrual of any interest on that payment.

Section 2.12.    Notices. For so long as all of the Notes are represented by Global Notes and such Global Notes are held on behalf of Euroclear and/or Clearstream, Luxembourg:

(a)    Where the Indenture or this Supplemental Indenture provides for notice to the Holders of the Notes of any event, such notice shall be sufficiently given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the direct participants thereof. Any such notice shall be deemed to have been given to the Holders of the Notes on the second day after the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as set forth in this Section 2.12.

(b)    Direct participants in Euroclear and/or Clearstream, Luxembourg with a beneficial interest in any Global Note may, on behalf of Holders of the Notes, make or give any request, demand, authorization, direction, notice, consent or waiver of Holders of the Notes to the Trustee in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include a request, demand, authorization, direction, notice, consent or waiver being made or given on the direct participants’ instructions by Euroclear or Clearstream, Luxembourg or the Common Depository to the Trustee by electronic means).

Section 2.13.    Receipt and Publication of Notices. Upon the receipt by a Responsible Officer of the Trustee of a demand or notice in accordance with the Indenture or this Supplemental Indenture from any Holder of Notes, the Trustee shall promptly forward a copy of the demand or notice to the Company. On behalf of and at the request and expense of the Company, the Trustee shall cause to be published all notices required to be given by the Company pursuant to the Indenture, this Supplemental Indenture or the Notes. The Trustee shall, at the request and expense of the Company, notify in writing the Holders of Notes in respect of all notices required to be given under the Indenture or this Supplemental Indenture.

Section 2.14.    Registrar. The Company hereby appoints the Trustee as Security Registrar for the Notes (the “Registrar”). The Registrar shall maintain the Security Register outside of the United Kingdom.

ARTICLE 3

Redemption Of The Notes

Section 3.01.    Optional Redemption by Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth, as applicable, in the form of Note set forth as Exhibit A. The Company shall calculate the redemption price at which any Notes are so redeemed.

Section 3.02.    Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 19, 2017, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any Additional Amounts) on the Notes to, but excluding, the redemption date.

Section 3.03.    Notice. In the case of any redemption in accordance with Section 3.01 or Section 3.02, the Company will give each Holder of the Notes to be redeemed a notice in writing not less than 30 nor more than 60 days before the redemption date, (i) in the case of Notes represented by a Global Note, to and through Euroclear or Clearstream, Luxembourg for communication by them to the Holders of interests in the Notes to be so redeemed, or (ii) in the case of Definitive Notes, to each Holder of record of the Notes to be redeemed at its registered address.

ARTICLE 4

Payment of Additional Amounts

Section 4.01.    General. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (the “Additional Amounts”) as are necessary in order that the net amount of the principal of, and premium, if any, and interest on such Notes received by a beneficial owner who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States and as required by law, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a)    to any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner if the beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States, or being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii)    being a controlled foreign corporation related to the Company directly, indirectly or constructively through stock ownership for U.S. federal income tax purposes;

(iii)    being an owner of a 10% or greater interest in voting stock of the Company within the meaning of Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(iv)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)    to any Holder that is not the sole beneficial owner of such Notes, or a portion of such Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or a member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly from the Company its beneficial or distributive share of the payment;

(c)    to any tax, assessment or other governmental charge imposed by reason of the Holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or beneficial owner of the applicable Notes to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(e)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from the payment;

(f)    to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(g)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any such Note, if such payment can be made without such withholding by at least one other paying agent;

(h)    to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(i)    to any tax, assessment or other governmental charge that would have been imposed but for presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder or beneficial owner thereof would have been entitled to Additional Amounts had the Note been presented for payment on the last day of such 30 day period;

(j)    to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related United States Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or

(k)    in the case of any combination of the above listed items.

Section 4.02.    No Other Requirements. Except as specifically provided under this Article 4, the Company shall not be required to make any payment for any present or future tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Section 4.03.    Definition. As used in this Article 4, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. person” means (i) any individual who is a citizen or resident of the United States for U.S.

federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a U.S. person.

ARTICLE 5

Change of Control

Section 5.01.    Offer to Purchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined in the form of Note set forth as Exhibit A), and unless the Company has exercised its option to redeem the Notes pursuant to Section 3.01, the Company shall be required to make an offer to each Holder of the Notes to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s Notes on the terms and conditions set forth, as applicable, in the form of Note set forth as Exhibit A.

ARTICLE 6

Execution of The Notes

Section 6.01.    Execution; Certificates. The Notes and any Officers’ Certificate and Opinion of Counsel to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.

ARTICLE 7

Miscellaneous

Section 7.01.    Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.02.    Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture or the Notes. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any Rating Event or Change of Control Triggering Event has occurred. In acting hereunder, the Trustee shall have the rights, protections and immunities given to it under the Indenture.

Section 7.03.    Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

Section 7.04.    Separability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 7.05.    Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.06.    Manner of Determining Equivalent Currency. For all purposes, the manner of determining the U.S dollar equivalent of the principal amount of, or any amounts payable on, the Notes shall be on the basis of the most recently available market exchange rate for euros, as determined by the Company in its sole discretion.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed as of the date first above written.

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

[Signature Page to Eleventh Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

[Each Global Note shall bear the following legend:]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AS SUPPLEMENTED BY THE ELEVENTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO THE NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

Unless this certificate is presented by an authorized representative of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream, Luxembourg” and, together with Euroclear, “Euroclear/Clearstream”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of                      or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to                      or to such other entity as is required by an authorized representative of Euroclear/Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof,                     , has an interest herein.]

CUSIP

ISIN

Common Code

BAXTER INTERNATIONAL INC.

1.300% Senior Notes due 2025

No.	€

Baxter International Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      EUROS (€                    ) on May 30, 2025, and to pay interest, annually in arrears on May 30 in each year, commencing on May 30, 2018, on said principal sum, at the rate per annum specified in the title of this Note, from May 30, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment.

[Insert if Note is in definitive form: With respect to definitive notes, payments of principal at maturity and payments upon full redemption will be made by the Company against surrender of the relevant definitive note at the office of the Paying Agent.]

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from May 30, 2017, if no interest has been paid on the Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to herein as “ACTUAL/ACTUAL (ICMA)”.

The interest so payable will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the Record Date for such interest, which is (i) with respect to Notes in global form, the clearing system business day (which, for these purposes, is a day on which Euroclear and Clearstream, Luxembourg settle payments in euros) immediately prior to the relevant Interest Payment Date and (ii) in all other cases, 15 calendar days prior to the relevant Interest Payment Date (whether or not a business day).

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Baxter International Inc. has caused this instrument to be duly executed on the date set forth below.

Dated:

BAXTER INTERNATIONAL INC.

By:
Name:
Title:

(FORM OF CERTIFICATION OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

By:

Authorized Signatory

Dated:

REVERSE OF NOTE

BAXTER INTERNATIONAL INC.

1.300% Senior Notes due 2025

This Note is one of a duly authorized issue of Securities of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of August 8, 2006, as supplemented by the Eleventh Supplemental Indenture, dated as of May 30, 2017 (both together herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (herein called the “Trustee” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a series of Securities of the Company designated as the 1.300% Senior Notes due 2025 (the “Notes”), initially limited in aggregate principal amount of €600,000,000, subject to the issuance of additional Notes as provided in the Indenture. Terms used but not defined herein shall have the respective meanings set forth in the Indenture.

If any Interest Payment Date, maturity date or redemption date of this Note falls on a day that is not a Payment Business Day, payment will be made on the next succeeding Payment Business Day, and no interest will accrue for the period from and after the Interest Payment Date, maturity date or redemption date, as the case may be, to the next succeeding Payment Business Day. As used in this Note, the term “Payment Business Day” means, (i) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and the City of London and, in the case of Notes in definitive form only, the relevant place of presentation, and (ii) a day on which the TARGET 2 System is open for the settlement of payment in euros. As used in this Note, the term “TARGET 2 System” means the Trans-European Automatic Real-Time Gross Settlement Express Transfer (TARGET 2) System (or any successor thereto).

The Indenture contains provisions for the defeasance at any time of the entire indebtedness of the Notes or certain covenants set forth in the Indenture applicable to the Notes upon compliance by the Company of certain conditions set forth therein, which provisions apply to this Note.

This Note is redeemable in whole at any time or in part, from time to time, at the option of the Company, prior to February 28, 2025 (the “Par Call Date”), at a make whole redemption price equal to the greater of:

(i)    100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon (including any Additional Amounts), if any, to, but excluding, the date of redemption, and

(ii)    the sum of the present values of the principal amount of the Notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, discounted to the redemption date on an annual basis, pursuant to the ACTUAL/ACTUAL (ICMA) payment convention, at the applicable Comparable Government Bond Rate, plus 20 basis points, plus accrued and unpaid interest (including any Additional Amounts), if any, to, but excluding, the date of redemption.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of the Independent Investment Bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the Par Call Date, or if the Independent Investment Bank in its discretion determines that such similar bond is not in issue, such other German government bond as the Independent Investment Bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day in London prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Bank selected by the Company.

“Independent Investment Bank” means one of the Reference Treasury Dealers that the Company shall appoint to act as the Independent Investment Bank.

“Reference Treasury Dealers” means each of Deutsche Bank Aktiengesellschaft, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

On or after February 28, 2025, this Note is redeemable in whole at any time or in part, from time to time, at the option of the Company, at a redemption price equal to 100% of its principal amount, plus accrued and unpaid interest (including any Additional Amounts), if any, to, but excluding, the date of redemption.

This Note may also be redeemed by the Company, at its option, in whole, but not in part, if, as a result of certain changes in the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein) or in an official position regarding the application or interpretation of such laws, regulations or rulings, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts, as described in the Indenture.

Any redemption made at the option of the Company (an “Optional Redemption”) shall be made upon not less than 30 nor more than 60 days’ prior notice before the redemption date, with respect to Notes in global form, to and through Euroclear or Clearstream, Luxembourg for communication by them to the Holders of interests in the Notes to be so redeemed or, with respect to Notes in definitive form, to each Holder of record of the Notes to be redeemed at its registered address. If the Notes are only partially redeemed by the Company pursuant to an Optional Redemption, the Notes will be redeemed by such method as the Trustee shall deem fair and appropriate and in accordance with the Indenture, subject to applicable procedures of Euroclear and Clearstream, Luxembourg as to Notes in global form. In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes (as described above), the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes on the terms set forth below. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes to be repurchased, plus accrued and unpaid interest (including any Additional Amounts), if any, on the Notes to be repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall give notice, with respect to Notes in global form, to and through Euroclear or Clearstream, Luxembourg for communication by them to the Holders of interests in the Notes or, with respect to Notes in definitive form, to each Holder of record of the Notes at its registered address, with a copy to the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”). The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture), other than the Company or one of its subsidiaries or (3) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to be a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies but no longer than 180 days) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm to the Company in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Company’s obligation to make a Change of Control Offer as set forth herein shall be subject to the covenant defeasance provisions of Section 13.02(c) of the Indenture.

If an Event of Default, with respect to the Notes shall have occurred and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes subject to the limitations set forth in the Indenture. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of such series may on behalf of the Holders of all the Securities of such series waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on the

Notes. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, and any premium and interest on, this Note in the manner and at the respective times herein provided.

The Notes are issuable in registered form without coupons in denominations of €100,000 and any multiple of €1,000 in excess thereof. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Trustee in the City of New York.

There is no sinking fund for the retirement of the Notes.

Upon due presentment for registration of transfer of this Note at the office or agency of the Trustee in the City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith. For any Note in definitive form so presented for registration of transfer, the new Note or Notes to be issued in exchange therefor shall be issued in the minimum denomination of €100,000 and any multiple of €1,000 in excess thereof.

Prior to due presentment for registration of transfer, the Company, the Trustee and any agent of the Company, or the Trustee may treat the registered Holder hereof as the owner of this Note (whether or not this Note shall be overdue), for the purpose of receiving payment of the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Company, nor the Trustee nor any agent of the Company, or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator or against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability and any and all such claims being expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and issue hereof of the Notes.

This Note is the senior unsecured and unsubordinated obligation of the Company and will rank on parity with all other unsecured and unsubordinated indebtedness of the Company, including any other Securities issued under the Indenture.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

By:

Date:

[Include as Schedule I only for a Global Note]

BAXTER INTERNATIONAL INC.

1.300% Senior Notes due 2025

No.

Date	Principal Amount	Notation Explaining Principal Amount Recorded	Authorized Signature of Trustee or Custodian